AshleyCapital

# REFERENCE PAGE
# NET LEASE

**Tenant:** **Graphic Sciences, Inc.,** a Michigan corporation

Address of Premises: 33500 Mound Road
Sterling Heights, Michigan 48310

Rentable Area of Premises: 29,749 SF

Commencement Date: May 01, 2021

Expiration Date: April 30, 2028*

Net Rent:

| | Annual | Monthly |
|---|---|---|
| 04/01/21 – 04/30/21 | $ 0** | $ 0** |
| 05/01/21 – 04/30/22 | $ 245,424 | $ 20,452 |
| 05/01/22 – 04/30/23 | $ 252,864 | $ 21,072 |
| 05/01/23 – 04/30/24 | $ 260,304 | $ 21,692 |
| 05/01/24 – 04/30/25 | $ 267,744 | $ 22,312 |
| 05/01/25 – 04/30/26 | $ 275,184 | $ 22,932 |
| 05/01/26 – 04/30/27 | $ 282,612 | $ 23,551 |
| 05/01/27 – 04/30/28 | $ 290,052 | $ 24,171 |

Security Deposit: Refer to Exhibit E (Guaranty)

Broker: Vogel Advisors (Tenant's Broker)
Newmark (Landlord's Broker)

This Reference Page is a part of the Lease which also includes Exhibit A (Site Plan), Exhibit B (Environmental Requirements), Exhibit C (Work Letter), Exhibit D (Move-Out Standards), and Exhibit E (Guaranty).

**Landlord:**

**LIBERTY PARK COMMERCE CENTER, LLC**
9810 South Dorchester Avenue
Chicago, Illinois 60628
By: Ashley Capital, LLC, Its Agent

By: Susan M. Harvey

Its: Senior Vice President

By: R A Morton

Its: Member

**Tenant:**

**GRAPHIC SCIENCES, INC.**
33500 Mound Road
Sterling Heights, Michigan 48310

By: [signature]

Printed Name: Jim DeSocio

Title: Chief Executive Officer

Dated: February 5, 2021

* **Option to Extend:** Refer to Article 36.
** **Set-Up Period:** Refer to Article 37.

1. **PREMISES AND USE.** Tenant leases the Premises and parking areas shown on Exhibit A and the Reference Page from Landlord. The Premises, together with the land where the Building is located are referred to as the "Property". The Premises is to be used solely for light manufacturing, warehousing and related offices and shall not include any use that would cause the Premises to be a "place of public accommodation" under the Americans with Disabilities Act of 1990, as amended. Tenant shall not allow odors, noise or anything else to interfere with the rights of other tenants or injure, annoy or disturb them. Tenant shall not permit the use or storage of material amounts of hazardous substances or permit any waste, illegal act or anything that would increase the Property insurance rate. Prior to taking occupancy, Tenant must provide Landlord with proof of business registration with the municipality, if required.

2. **TERM.** This Lease begins on the Commencement Date and ends on the Expiration Date shown on the Reference Page. If possession can't be delivered on the Commencement Date and Tenant did not cause the delay, Landlord shall not be liable for damages but Rent shall be equitably abated. Such delay will not affect the Expiration Date or Tenant's other obligations. Use of the Property prior to the Commencement Date shall be subject to all provisions of this Lease except as otherwise noted herein.

3. **RENT.** Tenant shall pay the Monthly Net Rent set forth on the Reference Page, Expenses (as defined in Article 4), plus other sums due ("Additional Rent"), together known as "Rent", on the first of each month without deduction or setoff. Annual Net Rent includes reimbursement in a per-square-foot amount to be determined for Landlord's office work on Exhibit C Work Letter. Rent not received by the fifth of the month shall be charged a three percent (3%) late fee on the amount due.

4. **EXPENSES.** Property "Expenses" shall include real estate taxes and fees, rents or assessments paid to any governmental authority whether ordinary or extraordinary, foreseen or unforeseen and any personal property, sales, rental, gross receipts, use or occupancy tax paid by Landlord. Expenses shall also include the cost of insurance, roofs (repairs not replacements), methane mitigation and monitoring costs and fees for management, tax appeal or insurance purposes. All other Property repairs and maintenance shall be performed and paid by Tenant in accordance with Article 7 hereof.

   Within one hundred twenty (120) days after the end of each year, Landlord shall furnish a statement setting forth in reasonable detail by category of expense the actual cash basis Expenses, equitably adjusted to reflect tax abatements and direct payments by Tenant to Landlord or third party. Within thirty (30) days after Landlord's annual statement, Landlord or Tenant shall pay the amount needed to adjust Tenant's estimated payments to Tenant's actual Expenses. Partial years shall be equitably prorated. Expense records may be reviewed until December 31st of the next year by Tenant/its representative on a non-contingency fee basis. Landlord shall have the right to reasonably revise Expenses and provide Tenant with a revised statement.

5. **SECURITY DEPOSIT.** Intentionally omitted. Refer to Exhibit E ("Guaranty").

6. **ALTERATIONS.** Tenant shall not alter or improve the Premises ("Alteration") without Landlord's prior written consent which shall not be unreasonably withheld if the Alteration is non-structural and does not affect any building systems or reduce the Property's value. Prior to Lease termination, Tenant must restore the Premises to its original condition as of the Commencement Date, reasonable wear and tear excepted, or pay Landlord for such restoration, unless, at the time of Landlord's written consent, Landlord indicated the Alteration would not require removal. Tenant shall not be required to remove any improvements existing in the Premises as of the Commencement Date or any items which are part of Landlord's Work as set forth in Exhibit C Work Letter. Tenant agrees to construct all Alterations in accordance with all codes and provide Landlord electronic as-built drawings.

7. **REPAIR.** Except as otherwise provided herein, by taking possession, Tenant accepts the Premises as being in good repair and in the condition promised. Tenant shall maintain the Premises in good condition and promptly make all repairs and replacements with quality materials and workmanship in compliance with all regulations. The obligation to maintain shall include, without limitation, windows, office entries, walls, all floors, electrical and lighting (including lamps, ballasts, and electrical inspections), signage, fire suppression and monitoring equipment (and annual NFPA inspections/certifications), dock levelers, shelters and doors, lifts, plumbing, fans, tube heaters and other heating, ventilation and air conditioning systems (providing Landlord HVAC service records semi-annually evidencing maintenance per manufacturer recommendations) serving the Premises. In addition, Tenant shall contract for and be solely responsible for the cost of snow plowing, snow removal, salting, grass cutting and fertilization, and landscaping (including irrigation) comparable to a class A industrial park and Landlord shall not include the costs of any such items in the Expenses. Tenant shall promptly repair Property damage caused by its agents, employees or visitors or Landlord may make such repair and bill Tenant. Tenant shall not permit any action that may void roof or other warranties or overload any building component or mezzanine. Notwithstanding anything contained herein to the contrary, under no circumstance shall Tenant be responsible for any expenses related to capital improvements of the Premises.

Landlord shall be responsible for roof and structural replacements including the foundation. Tenant shall give notice of any needed (Landlord) maintenance and give Landlord a reasonable opportunity to address such item. Landlord's liability shall be limited to the cost of such service or repair. In the event Landlord has failed to address such item, Tenant, at Tenant's election (but without any obligation to do so), may perform any of such obligations that Landlord failed to perform for the account of Landlord, provided, however, that Tenant may not exercise its cure rights unless Landlord shall have failed to perform any obligations within thirty (30) days after written notice from Tenant specifying such failure or such longer period as reasonably necessary if such failure cannot be reasonably cured within such 30-day period, so long as Landlord commences such cure within such 30-day period and diligently pursues such cure to completion. In such event, Landlord shall reimburse Tenant for its reasonable out-of-pocket costs incurred in connection with Tenant's performance of such obligations within fifteen (15) days after Tenant's rendition of a bill or statement to Landlord therefor. If Landlord fails to reimburse Tenant for such amounts within said fifteen (15) days, then Tenant may deduct the reasonable amounts so expended by Tenant from the next succeeding payments of Rent coming due under this Lease provided the total amount of Net Rent permitted to be offset in any twelve (12) month period shall not exceed ten percent (10%) of the annual Net Rent due under the terms of this Lease. Any amounts due to Tenant which exceed ten percent (10%) of the annual Net Rent due, and therefore are not fully repaid by offsetting Net Rent in the first year following Tenant's expenditure of funds, shall be carried forward to subsequent years (not to exceed ten percent (10%) of annual Net Rent per year).

8. **LIENS.** Tenant shall keep the Property free from liens. Any lien not released or bonded over within fifteen (15) business days of notice of filing may be released by any means Landlord deems reasonable, including payment of the claim. Such sums advanced shall be considered Additional Rent due within thirty (30) days.

9. **SUBLET/ASSIGNMENT.** Tenant may assign this Lease or sublet the Premises to any parent, subsidiary, affiliate, franchisee or successor company of Tenant (including a successor in connection with the sale of all or substantially all of Tenant's assets) without Landlord's consent (collectively, a "Permitted Transfer"); however, Tenant shall give prior notice of such sublet or assignment to Landlord. Tenant shall not pledge, sublet or assign this Lease to any other entity without Landlord's written consent. Provided Tenant reimburses Landlord's

reasonable costs, is not in default, and the proposed tenant is financially sound, has a good reputation and is not an environmental risk, such consent shall not be unreasonably withheld. Tenant's sole remedy shall be specific performance with respect to any assertion that Landlord's consent was unreasonably withheld. Landlord may terminate this Lease rather than permit the subletting or assignment of all of the Premises or elect to receive fifty percent (50%) of all increased rents from such transaction which exceed the rents set forth in this Lease. Subtenants and assignees shall have no right to sublet or assign this Lease. Tenant shall require any successor or occupant through Tenant be bound in writing by all the terms of this Lease specifically including Articles 10, 11 and 12. Any assignment or subletting shall not release Tenant of its obligations under this Lease.

10. **MUTUAL INDEMNIFICATION.** Landlord shall indemnify, defend and hold harmless ("Indemnify") Tenant from third-party claims, liability or costs due to the default, work, negligence, acts or omissions of Landlord, its agents, employees or visitors. Tenant shall Indemnify Landlord from third-party claims, liability or costs due to the default, work, negligence, acts, or omissions of Tenant, its agents, employees or visitors. This Article shall survive Lease termination.

11. **INSURANCE.** Tenant and its contractors shall maintain **Workers' Compensation** insurance and **Employers' Liability** insurance with limits of one million dollars ($1,000,000) each for: Each Accident; Disease - Each Employee; and Disease - Policy Limit. Tenant and its contractors shall maintain **Automobile Liability** insurance for all owned, non-owned and hired vehicles and **Commercial General Liability** insurance (on an occurrence basis) covering third-party claims including bodily injury/property damage and personal injury including, but not limited to, liability arising out of Tenant's use of the Premises or "Common Drives" as shown on Exhibit A, each with a limit of five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) general aggregate per location of primary coverage. Tenant's liability policies shall name Landlord and its affiliates, ground owner and mortgagee as additional insureds (on a primary and noncontributory basis) and Tenant shall immediately provide notice of cancellation or non-renewal to Landlord. Tenant shall also maintain insurance for business income and against loss to all property of Tenant (including Alterations) or others, regardless of ownership, that are stored/used in the Property) in amounts not less than the replacement value of such property and that also covers consequential damages associated with any loss. Landlord shall carry property, liability and other insurance as required by its lenders, but in no event less than replacement value with respect to property insurance on the Building. Any claim in excess of policy limits or primary coverage shall be considered a self-insured risk of Landlord or Tenant. Insurance certificates shall be provided to Landlord prior to occupancy.

12. **MUTUAL WAIVER OF CLAIMS & SUBROGATION.** Notwithstanding anything else herein, Landlord and Tenant (and any occupant through Tenant) waive all claims and the right of subrogation against each other for any loss/ injury that was or should have been covered by insurance under Article 11. This Article shall survive Lease termination.

13. **UTILITIES.** Tenant shall pay all utility charges for the Premises.

14. **FIRE MONITORING, SECURITY AND COMMUNICATIONS.** Tenant shall contract with a Landlord-designated monitoring company and pay all associated costs when the Premises is equipped with fire monitoring equipment. Tenant shall provide and maintain other related equipment such as hose reels, fire extinguishers, strobe lights, signage, etc. as required by authorities. Tenant may install approved security systems, communications equipment and wiring as an Alteration, subject to the terms of Article 6.

15. **SUBORDINATION.** This Lease shall be subordinate to any mortgage or ground lease. In the event any mortgagee succeeds to the interests of Landlord under this Lease, Tenant shall attorn to such mortgagee, and such mortgagee shall not be: a) liable for any act or omission of Landlord; b) subject to any offsets or defenses Tenant has against Landlord; or c) bound by prepayment of more than one month's Rent. Tenant

shall execute mortgagee's standard subordination, non-disturbance and attornment agreement within ten (10) days of Lease execution.

16. **HOLD OVER.** Tenant shall pay all damages plus one hundred fifty percent (150%) of the Rent due if it retains possession of Premises after the Expiration Date or earlier Lease termination without the Landlord's consent.

17. **RULES.** Tenant shall comply with the Environmental Requirements (Exhibit B) and Property rules reasonably set forth by Landlord. Tenant may not install signs, lettering or advertising without Landlord's written consent and must comply with governmental regulations and Property standards. Tenant must use a compactor or covered dumpster for all trash. No outside storage shall be permitted. Tenant shall use non-marking tires on any forklift operating in the Premises. Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall have the right to install one (1) facade-mounted sign provided: (a) the sign size, design, and location is pre-approved by Landlord; (b) Tenant secures municipality approval for the sign; and (c) upon Lease expiration, Tenant, at its sole cost and expense, removes the sign and restores the Property to the condition prior to the installation of the sign.

18. **REENTRY.** Landlord may reenter the Premises at reasonable times and with reasonable prior notice (except in the case of an emergency) to inspect, provide or install Property systems or services, alter or repair the Property, or, within the last year of the term and with prior notice to Tenant, show the Premises to prospective tenants. Tenant waives any claim for such reentry and Landlord shall reasonably minimize business interference to Tenant.

19. **DEFAULT.** If Tenant shall default in: a) the payment of Rent which is not paid within ten (10) business days of when due; b) the observance of any ordinance, law or regulation or any term, covenant or condition of this Lease or other agreement with Landlord and fail to remedy or commence to remedy (and diligently pursue completion) such default within twenty (20) days after notice; or c) subletting or assigning this Lease without consent; then, Landlord may give Tenant the statutorily required notice of Lease termination and Tenant shall remain liable for damages and Rent due hereunder. Landlord's failure to enforce any of its rights shall not limit the future enforcement of any right. Upon any action taken by Tenant or Guarantor under any bankruptcy act, Landlord may terminate this Lease.

20. **REMEDIES.** If this Lease terminates due to Tenant's default, Tenant shall pay: a) Rent until termination; b) the costs of re-letting and any deficiency between Rent and rent collected under such re-letting; and c) legal and other default related costs. Landlord may forego terminating this Lease and recover Rent as it becomes due. After default, Landlord may dispossess Tenant and its property without releasing Tenant from any obligation, including Rent. Tenant and its creditors waive all claims for damages from such expulsion.

21. **QUIET ENJOYMENT.** Landlord has the authority to execute this Lease and Tenant, while performing all its obligations shall quietly have, hold and enjoy the Premises without hindrance from Landlord.

22. **CASUALTY.** If the Premises is damaged by casualty, Landlord shall make the repairs and Rent shall equitably abate. If repairs cannot be substantially completed within one hundred eighty (180) days, Landlord shall notify Tenant as soon as practical and either party may terminate this Lease within thirty (30) days of such notice. Landlord shall not repair/replace property of Tenant or others.

23. **SALE OF PROPERTY.** If the Property is sold, Landlord shall be released from future liability and Tenant shall look to Landlord's successor (if any Security Deposit has been transferred). Except for this Article, this Lease shall not be affected by an ownership change.

24. **EMINENT DOMAIN.** If a material part of the Premises is taken under eminent domain, either party may terminate this Lease upon such taking. Tenant may claim dislocation damages provided such amount does not reduce Landlord's award.

25. **ESTOPPEL CERTIFICATES.** Within ten (10) days of request, Tenant shall deliver to Landlord, or any prospective landlord or mortgagee, a statement certifying: a) the Expiration Date; b) that this Lease is unmodified except as specified; c) the date to which Rent has been paid; d) that there are no defaults of Landlord's obligations except as specified; and e) financial, environmental and other information as reasonably requested, provided the form is mortgagee's or Landlord's standard form.

26. **FINANCIAL INFORMATION.** Tenant shall cause its parent company, Intellinetics, Inc. ("Guarantor"), to execute and deliver the Guaranty in the form attached hereto as Exhibit E. Tenant agrees that: i) Landlord has entered into this Lease based on its receipt and review of Guarantor's Balance Sheet, Income Statement, Statement of Cash Flow, Financial Footnotes, and any other financial information provided ("Financial Statements"); ii) in the event that the Guarantor is not a publicly traded company, then during the term of this Lease, but not more than once per calendar year, Tenant and Guarantor shall have an on-going duty to provide its most current audited Financial Statements to Landlord within ten (10) days of Landlord's written request in the event of a sale or refinancing of the Property; and iii) Landlord will have the right to distribute Tenant's and Guarantor's Financial Statements to the current Mortgagee, any future Mortgagee, or any potential purchaser provided that such information is treated as confidential by Landlord and the other recipients. All such recipients and their successors and/or assigns may rely on the Financial Statements provided therein. For the avoidance of doubt, for so long as the Guarantor is a publicly traded company, neither Tenant nor Guarantor shall have any obligation to provide Landlord with any additional Financial Statements as such are publicly available to Landlord.

27. **RETURN OF PREMISES.** Tenant agrees to return the Premises in good condition, remove or pay Landlord to remove (unless Landlord otherwise notified Tenant in writing that removal is not required) any Alterations and to restore the Premises to the condition and cleanliness that existed upon Tenant's initial occupancy (including painting if necessary because of Tenant's use or poor housekeeping) and otherwise in accordance with Exhibit D hereof, ordinary wear excepted. Disputes shall be arbitrated by a third-party architect, engineer or lawyer mutually chosen by Landlord and Tenant, with such cost split equally.

28. **NOTICES.** Notices shall be sent by overnight courier or Certified Mail, with a confirmation of delivery, using the address(es) set forth on the Reference Page, and shall be deemed given upon delivery.

29. **FORCE MAJEURE.** Except for timely Rent payment, Landlord or Tenant shall not be in default hereunder when performance of any term or condition is prevented by a cause beyond its control, including but not limited to, disruption caused by any public health crisis or pandemic, including COVID-19.

30. **BROKER.** Each party warrants it has only dealt with the Broker(s) on the Reference Page and indemnifies and holds the other harmless from all liability and expense as a result of any alleged warranty breach. Landlord shall be responsible for the payment of any brokerage commissions to the Brokers pursuant to the terms of a separate agreement.

31. **PARKING.** Tenant shall have sole and exclusive use of the parking areas shown within the boundaries of the Premises as noted on Exhibit A. No parking of inoperative vehicles or trailers on the Property is allowed.

32. **RELOCATION.** Intentionally omitted.

33. **WAIVER OF JURY TRIAL.** Landlord and Tenant agree to waive trial by jury in any proceeding against the other and to try cases under the laws of the state where the Property is located.

34. **DEFINED TERMS AND MISCELLANEOUS.** The headings herein are for convenience and in no way describe the scope or intent of any Article. Any indemnification or naming of Landlord shall include its lenders, trustees, directors, beneficiaries, agents, members, successors, contractors, shareholders, affiliates, employees, and ground owner. The terms person, Tenant, Landlord or any noun or pronoun used in place thereof, shall include the masculine or feminine, singular or plural, individuals, firms, and corporations according to the context thereof.

Rentable Area of the Premises is defined to be the square footage on the Reference Page. The Premises is not reserved nor is this Lease effective until executed by Landlord and Tenant.

If any provision herein is judged unenforceable, all other provisions shall remain in full force and effect. Time is of the essence for this Lease. This Lease was freely negotiated between the parties and in any controversy there shall be no presumption or conclusion drawn by virtue of which party drafted any Lease section. Any option to extend the term or terminate this Lease or to expand or reduce the Premises is void (or may be voided by Landlord if already exercised) in the event the Lease is assigned (but excluding a Permitted Transfer), the Premises sublet (but excluding a Permitted Transfer) or Tenant is in default. This Lease supersedes any previous understanding or agreement of the parties and may not be modified except in writing. Electronic signatures shall have the same binding effect as original signatures.

35. **ENVIRONMENTAL DISCLOSURE.** Pursuant to MCL 324.20116(1), Landlord hereby discloses to Tenant that the Property is a portion of a larger area that has been designated a "facility" as defined by the MCL 324.20120a(1)(a) and based upon the presence of contaminated soils and groundwater resulting from releases prior to Landlord taking ownership. Landlord has filed a Baseline Environmental Assessment ("BEA") and will file a Due Care Plan with the Michigan Department of Environment, Great Lakes, and Energy ("EGLE"). In the event Tenant intends to perform any work at the Premises or Property that may be subject to the Due Care Plan, Tenant shall be responsible for providing a copy of the Due Care Plan to its employees and/or contractors who will be performing such work. A copy of the BEA has been provided to Tenant and a copy of the Due Care Plan will be completed by May 01, 2021 and available for review once completed by contacting either Landlord or EGLE at:

Michigan Department of Environment, Great Lakes, and Energy
Southeast Michigan District – Attn: FOIA Clerk
27700 Donald Court
Warren, MI 48092-2793
Phone: 586-753-3700
Fax: 586-751-4690
Email: deqfoia@michigan.gov

Tenant shall be permitted to conduct, at its own expense, an environmental survey, testing and/or audit to determine the environmental condition of the Premises prior to the Commencement Date and Landlord shall reasonably cooperate with Tenant in such regard.

36. **OPTION TO EXTEND.** Tenant shall have one (1) "Option to Extend" the term of this Lease for one (1) additional five (5) year period provided: (a) Tenant is not in default; and (b) Tenant provides written notice to Landlord on or before October 31, 2027. Tenant's election to exercise this Option to Extend shall be deemed an acceptance of the Premises in its then current condition. Net Rent for the first year of the extended period shall be $10.25 PSF and shall increase three percent (3%) annually thereafter.

37. **SET-UP PERIOD.** Tenant may access the warehouse portion of the Premises for the purpose of setting up its warehouse operations from April 01, 2021 through April 30, 2021 ("Set-Up Period") provided: (a) Tenant has provided Landlord with proof of its business registration with the City of Sterling Heights; (b) Tenant has provided Landlord with proof of insurance; (c) Tenant's activities will not interfere with the completion of the improvements required by Landlord in Exhibit C Work Letter; and (d) the local authorities allow the set-up activities. During this Set-Up Period, Tenant will not be required to pay Net Rent or Expenses, but shall be required to pay utilities for the Premises. Any delays in completion of the improvements required by Landlord in Exhibit C Work Letter caused by Tenant's use of the Premises during the Set-Up Period shall not delay the Commencement Date of this Lease.

**END OF LEASE**
**See attached Exhibits**

EXHIBIT A

# Liberty Park Commerce Center

33500 Mound Road
Sterling Heights, MI 48312

## GRAPHIC SCIENCES

Suite 100


NORTH
Building 3
33600 Mound Rd.
Building 1
33500
Mound Rd.

OVERALL SITE PLAN


COMMON DRIVE
PREMISES
Graphic Sciences
Suite 100
29,749 SF
Office
Parking Lot
COMMON DRIVE

ENLARGED PLAN

Revision Date: 01/27/21

EXHIBIT B
ENVIRONMENTAL REQUIREMENTS

Tenant shall operate its business on the Property and maintain the Premises in compliance with all federal, state and local laws, regulations and requirements (including maintaining NPDES and other permits if applicable) relating to chemicals, pollutants or contaminants, including, without limitation, smoke, vapors, soot, fumes, acid, alkalis, toxic chemicals, liquids or gases, waste materials, including medical, infectious and pathological wastes, electromagnetic fields, low level radioactive material, or other irritants, contaminants or pollutants ("Hazardous Substances") into or upon land, or structures thereupon, the atmosphere, or any watercourse or body of water including groundwater ("Environmental Laws"). Hazardous Substances includes, but is not limited to, all hazardous or toxic substances, materials or wastes and those substances identified as hazardous or solid wastes under the Resource Conservation and Recovery Act (RCRA), or "hazardous substances" as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time; mold; any oil or petroleum products; asbestos; PCBs; and any substances, materials or wastes that are or become regulated under Environmental Laws. Tenant shall avoid, when reasonably possible, the use or storage of Hazardous Substances and keep, store and dispose of them in compliance with all Environmental Laws. Tenant shall make reasonable efforts not to use propane-fueled forklifts but if used, the air quality shall comply with state and OSHA standards. Tenant shall also regularly monitor its equipment and air quality in the Premises to ensure compliance with all applicable health standards. Tenant shall not allow any Hazardous Substances to come in contact with soil or groundwater at the Property.

Tenant shall give Landlord prompt written notice of any instituted or threatened action, proceeding or claim alleging a violation of Environmental Laws or Hazardous Substances contamination at or affecting the Property. Tenant shall also give Landlord prompt written notice of any condition or occurrence at the Property which constitutes a violation of Environmental Laws or would justify a demand for removal or remediation under Environmental Laws.

Tenant shall, upon Landlord's request, identify in writing all material amounts of Hazardous Substances present at the Property.

Within ten (10) days of request, Tenant shall execute and deliver to Landlord or any prospective landlord or mortgagee a statement certifying: (1) the Hazardous Substances previously or currently used or stored by Tenant at the Property; (2) that Tenant has obtained and maintained in full force and effect all permits and approvals required under Environmental Laws for the conduct of Tenant's business at the Property and provide copies of those permits and approvals; (3) excluding those items known to Landlord in Landlord's BEA that Tenant has no notice or knowledge of the presence of Hazardous Substances on the Property that could form the basis for cleanup, remedial, removal or restoration work under Environmental Laws; and (4) other environmental or related information as reasonably requested.

If Tenant breaches its obligations under this Exhibit B, or if the presence of Hazardous Substances on the Property caused or permitted by Tenant results in contamination of the Property or increases Landlord's cost of renovating and/or repairing the Property, or if contamination of the Property by Hazardous Substances otherwise occurs for which Tenant is legally responsible, then Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitations, diminution in value of the Property and sums paid in settlement or defense of claims, attorneys' fees, consultant fees and expert fees) which arise before or after the Lease termination as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision or private party.

Without limiting the foregoing, if the presence of any Hazardous Substances on the Property caused or permitted by Tenant results in any contamination of the Property, Tenant, at its sole expense, shall promptly take all actions necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Substances to the Property. For the avoidance of doubt, Tenant shall have no obligation or responsibility to remediate Hazardous Substances currently existing on the Property as of the effective date of this Lease including, but not limited to, those Hazardous Substances and environmental conditions as disclosed in Landlord's BEA.

Landlord shall not cause or intentionally allow the presence of Hazardous Substances in the Premises that would be in violation of Environmental Laws. Tenant acknowledges that there may be small amounts of non-friable asbestos in properties constructed prior to 1990. Landlord agrees to indemnify, defend and hold Tenant, its officers, directors, partners, shareholders, employees and agents harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise from the presence of Hazardous Substances in the Premises if (i) caused by Landlord, its employees, agents or contractors or (ii) existing or to the extent arising from subsurface contamination existing prior to the effective date of this Lease, including, but not limited to, those Hazardous Substances and environmental conditions as disclosed in Landlord's BEA. This indemnification of Tenant by Landlord includes, without limitation, costs in connection with any investigation of site condition on any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision or private party.

Tenant shall comply with any environmental due care obligations applicable to occupants of the Property, with respect to any environmental conditions of which Tenant has knowledge.

The foregoing indemnity and obligations shall survive the termination of this Lease. Landlord and its agents shall have the right, but not the duty, to inspect the Property to determine whether Tenant is complying with the terms of this Exhibit.

**EXHIBIT C**
**WORK LETTER**
**(Graphic Sciences, Inc. – February 3, 2021)**

**EXISTING CONDITIONS:** Landlord shall deliver the Premises with the following existing improvements, in good working order, which Tenant shall accept in "as-is" condition:

**WAREHOUSE HEATING**: Forced-air, gas fired furnaces designed to provide fifty degrees Fahrenheit (50°F) inside temperature at zero degrees Fahrenheit (0°F) outside temperature.

**WAREHOUSE ELECTRICAL**: 200 amps, 480/277 volts, 3-phase power. The distribution of Tenant-specific electric service shall be provided by Tenant and shall be done in accordance with all governmental codes and ordinances.

**LANDLORD'S WORK:** Landlord, at its sole cost and expense, shall provide the following improvements:

**OFFICE AREA**: Landlord shall update the existing office/restroom/breakroom area which consists of approximately four thousand six hundred forty-three square feet (4,643 SF). Updates shall include, but not be limited to, new carpeting and VCT flooring, lighting, paint and drop ceiling throughout; refresh of kitchenette including new flooring, millwork and fixtures; refresh of restrooms including ADA compliance, removal of lockers, new flooring, millwork and fixtures. The office layout shall be based on a mutually agreed upon space plan but to include open-span office space, two (2) private north offices, restrooms, janitor closet and kitchenette. All restrooms shall be built to comply with state and local codes. The office space shall be delivered ninety (90) days after an office layout is mutually agreed upon by Landlord and Tenant and Landlord's receipt of all permits. If Tenant makes material changes to the agreed upon office layout, Landlord shall not be responsible for any extended move in date, nor shall Rent be abated/prorated for such delay. The office/restroom/break room area shall be constructed based upon Ashley Capital Standard Building Specifications, which are available upon request.

**DOCK DOORS**: Landlord shall install two (2) dock doors (minimum size of 9' x 10'6), each equipped with a minimum 50,000 lb. capacity, in-floor, air-bag leveler, bumpers and shelters in locations to be mutually determined by Landlord and Tenant. Tenant acknowledges that the dock installation will require up to ninety (90) days after receipt of a building permit which Landlord shall apply for and diligently pursue as soon as reasonably possible upon execution of this Lease.

**WAREHOUSE LIGHTING**: Landlord shall install Landlord's standard LED lighting fixtures to provide an overall average of 25FC at 36" AFF.

**WAREHOUSE PAINTING**: Landlord shall paint the warehouse walls (excluding the outside walls) and the ceiling deck white and paint the columns safety yellow to eight feet (8').

**DEMISING WALL**: Landlord shall remove the warehouse demising wall.

**WAREHOUSE GENERAL**: Landlord shall remove all legacy manufacturing equipment, including HVAC distribution, buss ducts, and compressed air lines throughout. Landlord shall not be required to remove the existing overhead cranes but shall move them to one side of the warehouse to minimize interference with Tenant's operations.

**SPRINKLER SYSTEM**: Landlord shall install an ESFR fire suppression system including a fire monitoring panel.

**ROOF**: Landlord installed a new roof membrane in January of 2021.

**INDEMNIFICATION OF CONSTRUCTION MANAGER:** Tenant and its contractors, sub-contractors, agents, employees, invitees and others associated with Tenant's occupancy of the Premises, will be working at the Property concurrent with Landlord's Construction Manager/General Contractor (collectively, "GC"), and its sub-contractors during Tenant's set up time and for the initial period of Tenant's occupancy. Therefore, except with respect to claims or losses resulting from or attributable to GC's or its sub-contractor's negligence or willful misconduct, Tenant waives all claims against GC for damage to any property or injury to any person connected with Tenant and Tenant shall hold GC harmless from, and defend GC against all claims, liability or costs for property damage or personal injury to the extent such damage or injury shall arise from: a) the wrongful act or neglect of Tenant's agents, employees, contractors, sub-contractors or visitors; or b) any work done or not done by or on behalf of Tenant.

**EXHIBIT D**
**MOVE-OUT STANDARDS**

Notwithstanding anything to the contrary in the Lease, Tenant's obligation to surrender the Premises in good condition and broom clean pursuant to Article 27 of the Lease shall include, but not be limited to, the following work:

| | |
|---|---|
| 1. <u>Lights</u>: | All office, emergency exit and warehouse lights in working condition. |
| 2. <u>Dock Doors & Pedestrian Doors</u>: | All dock door hardware, seals, shelters, and panels in undamaged, good and working condition (including weather-stripping and pull ropes). Pedestrian doors shall be in undamaged, good and working condition (including doors, frames, hardware, thresholds, closers and weather-stripping). |
| 3. <u>Warehouse Floor</u>: | All floor tape, paint, coatings, stickers, and tire markings removed and floors broom clean. Racking and other bolts cut off, counter-sunk a minimum of ¼" and filled with Metzger McGuire Rapid Refloor or alternate acceptable to Landlord. All joint damage and cracks $\leq$ 3/8" (other than hairline cracks) repaired with Metzger McGuire EdgePro 90, a two-component, rapid curing polyurea semi-rigid joint filler. Joint damage, cracks > 3/8", staining, or other damage caused by Tenant shall require repair/replacement in accordance with Landlord's specifications, it its sole discretion. Scratches, rutting, and other abrasion-related damage repair methods are subject to Landlord's review and written approval. |
| 4. <u>Tenant-Installed Wiring</u>: | All wiring terminated back to the point of connection. Telecom and data wiring removed and terminated at the building demarcation point. |
| 5. <u>Walls</u>: | Walls patched and returned to a paint-ready condition. Any walls painted a non-standard color shall be primed. |
| 6. <u>Signage</u>: | All Tenant-installed interior and exterior signage removed. Any surface damage to the interior, exterior, and doors caused by such removal repaired, including patching of all holes and painting to match exterior color. |
| 7. <u>Dock Levelers & Equipment</u>: | All dock equipment in undamaged, good working condition. |
| 8. <u>Mechanical Equipment</u>: | All mechanical equipment, including fans, tube heaters and heating, ventilation and air conditioning systems (HVAC) in good working condition. Tenant shall have provided service records in accordance with Article 7 to Landlord throughout the term of the Lease for all fans, tube heaters and HVAC evidencing maintenance per manufacturer's recommendations and that equipment is free of deficiencies. |
| 9. <u>Column Repairs</u>: | Building columns damaged by Tenant repaired and painted. |
| 10. <u>Concrete and Asphalt</u>: | Exterior concrete and asphalt surfaces damaged by Tenant repaired. |

In the event Tenant makes any Alterations to the Premises in accordance with Article 6 hereof, prior to Lease termination, Tenant must restore the Premises to its original condition or pay Landlord for such restoration, unless, at the time of Landlord's written consent, Landlord indicated the Alteration would not require removal.

**EXHIBIT E**
**GUARANTY**

FOR VALUE RECEIVED, in consideration for, and as an inducement to Liberty Park Commerce Center, LLC ("Landlord"), to enter into a certain lease (as it may hereafter be further modified or amended, the "Lease") with Graphic Sciences, Inc. ("Tenant"), Intellinetics, Inc. ("Guarantor"), as the parent of Tenant, whose address is 2190 Dividend Drive, Columbus, Ohio 43228 and whose Employer Identification Number is ____________________________ hereby guarantees to Landlord, its successors and assigns, subject to the terms and conditions hereof, the payment of all non-accelerated monthly Net Rent, Expenses, utility charges and costs to fulfill Tenant's obligations under the Lease from the date thereof through the termination of the Lease by Landlord and Tenant or upon the expiration of the Lease term including any extensions thereof.

Guarantor hereby waives demand for performance, notice of performance and notice of acceptance of this Guaranty. Guarantor agrees that upon receipt of written notice from Landlord of the occurrence of a default by Tenant under the Lease and the continuance thereof beyond the expiration of any applicable cure or grace period under the Lease, Landlord may proceed against Guarantor before, after or simultaneously with proceeding against Tenant. If Guarantor cures within such period, Tenant shall not be held in default under the Lease and Landlord shall not have the right to proceed against Tenant or Guarantor on such basis. This Guaranty shall not be terminated, affected or impaired in any manner by reason of: (1) any amendment, addition, assignment, sublease, transfer, renewal, extension or other modification of the Lease; (2) the assertion by Landlord against Tenant of the provisions of the Lease; (3) the commencement of summary or other proceedings against Tenant; (4) any bankruptcy, reorganization, dissolution, liquidation or insolvency of Tenant; (5) any change in the composition of the partners of the Tenant; or (6) the death or incompetency of Guarantor. Guarantor shall only be released from responsibility under this Guaranty if Landlord, in its sole discretion, consents to such release in writing. The failure of Landlord to insist in any one or more instances upon strict performance of observance of any of the terms, provisions or covenants of the Lease or to exercise any rights therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right but the same shall continue and remain in full force and effect. All duties and obligations of Guarantor pursuant to this Guaranty shall be binding upon the successors and assigns of Guarantor. All capitalized terms used in this Guaranty shall have the same meanings as are given to such terms in the Lease, unless otherwise specifically defined in this Guaranty. This Guaranty shall be governed and construed in accordance with the laws of the State of Michigan.

Nothing contained in this Guaranty shall abrogate the duty of Landlord under the State of Michigan law to mitigate its damages resulting from a breach or default by Tenant under the Lease.

IN WITNESS WHEREOF, this Guaranty is executed as of the _____ day of _____________, 2021.

______________________________
Guarantor Name

______________________________
By (Signature)

______________________________
Printed Name

______________________________
Title

**EXHIBIT E**
**GUARANTY**

FOR VALUE RECEIVED, in consideration for, and as an inducement to Liberty Park Commerce Center, LLC ("Landlord"), to enter into a certain lease (as it may hereafter be further modified or amended, the "Lease") with Graphic Sciences, Inc. ("Tenant"), Intellinetics, Inc. ("Guarantor"), as the parent of Tenant, whose address is 2190 Dividend Drive, Columbus, Ohio 43228 and whose Employer Identification Number is 31-1491111 hereby guarantees to Landlord, its successors and assigns, subject to the terms and conditions hereof, the payment of all non-accelerated monthly Net Rent, Expenses, utility charges and costs to fulfill Tenant's obligations under the Lease from the date thereof through the termination of the Lease by Landlord and Tenant or upon the expiration of the Lease term including any extensions thereof.

Guarantor hereby waives demand for performance, notice of performance and notice of acceptance of this Guaranty. Guarantor agrees that upon receipt of written notice from Landlord of the occurrence of a default by Tenant under the Lease and the continuance thereof beyond the expiration of any applicable cure or grace period under the Lease, Landlord may proceed against Guarantor before, after or simultaneously with proceeding against Tenant. If Guarantor cures within such period, Tenant shall not be held in default under the Lease and Landlord shall not have the right to proceed against Tenant or Guarantor on such basis. This Guaranty shall not be terminated, affected or impaired in any manner by reason of: (1) any amendment, addition, assignment, sublease, transfer, renewal, extension or other modification of the Lease; (2) the assertion by Landlord against Tenant of the provisions of the Lease; (3) the commencement of summary or other proceedings against Tenant; (4) any bankruptcy, reorganization, dissolution, liquidation or insolvency of Tenant; (5) any change in the composition of the partners of the Tenant; or (6) the death or incompetency of Guarantor. Guarantor shall only be released from responsibility under this Guaranty if Landlord, in its sole discretion, consents to such release in writing. The failure of Landlord to insist in any one or more instances upon strict performance of observance of any of the terms, provisions or covenants of the Lease or to exercise any rights therein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right but the same shall continue and remain in full force and effect. All duties and obligations of Guarantor pursuant to this Guaranty shall be binding upon the successors and assigns of Guarantor. All capitalized terms used in this Guaranty shall have the same meanings as are given to such terms in the Lease, unless otherwise specifically defined in this Guaranty. This Guaranty shall be governed and construed in accordance with the laws of the State of Michigan.

Nothing contained in this Guaranty shall abrogate the duty of Landlord under the State of Michigan law to mitigate its damages resulting from a breach or default by Tenant under the Lease.

IN WITNESS WHEREOF, this Guaranty is executed as of the 5th day of February, 2021.

Intellinetics, Inc.
Guarantor Name

By (Signature)

Jim DeSocio
Printed Name

President & Chief Executive Officer
Title